EXHIBIT

                                                                             5.1

                                   OPINION OF

                              SCOTT RAPFOGEL, ESQ.


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         The Tirex Corporation
                  Office of Corporate Counsel
================================================================================

Frances Katz Levine, Esq.*                                        621 Clove Road
Scott Rapfogel, Esq.*                                    Staten Island, NY 10310

*Member, New York and                                   Telephone (718) 981-8485
  New Jersey Bars                                         Telefax (718) 447-1153

                                               May 20, 1999

The Tirex Corporation
740 St. Maurice, Suite 201
Montreal, Quebec
Canada H3C 1L5

Ladies and Gentlemen:

      You have requested my opinion as counsel for The Tirex Corporation, a Delaware corporation (the "Registrant"), in connection with the registration under the Securities Act of 1933, as amended, and the Rules and Regulations promulgated thereunder, and the public offering by the selling shareholders (the "Selling Shareholders") named in the Registrant's Registration Statement on Form S-8, to be filed with the Securities and Exchange Commission on or about May 21, 1999 (the "Registration Statement"), of an aggregate of three million, five hundred forty thousand, twenty three (3,540,023) shares of Common Stock of the Registrant, $.001 par value, per share, currently issued and outstanding in the names of the Selling Shareholders (the "Shares").

      I have examined the Registration Statement in the form to be filed with the Securities and Exchange Commission, the Certificate of Incorporation of the Registrant as certified by the Secretary of State of the State of Delaware, the Bylaws and the minute books of the Registrant as a basis for the opinion hereafter expressed.

      Based on the foregoing examination, it is my opinion, and I so advise, that the 3,540,023 Shares currently are, and upon sale in the manner described in the Registrant Statement will be, legally issued, fully paid and nonassessable.

      I consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                               Very truly yours,

                                                              /s/ Scott Rapfogel


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